                                                                                                        EXHIBIT 99(a)

                                                      SOLUTIA INC.

                                 COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                                 (DOLLARS IN MILLIONS)

                                 FOUR MONTHS                                                             SIX MONTHS
                                    ENDED                                                                   ENDED
                             DECEMBER 31, 1997(1)       1998        1999        2000        2001        JUNE 30, 2002
                             --------------------       -----       -----       -----       -----       -------------
Income (loss) from
  continuing operations,
  before income taxes and
  equity earnings (loss)
  from affiliates(2).......         $  37               $ 350       $ 267       $   6       $ (64)          $  31

Add:
     Fixed charges.........            22                  58          62         114         104              51
     Amortization of
       capitalized
       interest............             2                   7           7           7           7               4
     Dividends from
       affiliated
       companies...........            14                  37          60          45          30              21

Less:
     Interest
     capitalized...........            (4)                 (6)        (13)        (18)         (2)             (1)
                                    -----               -----       -----       -----       -----           -----
        Income as
          adjusted.........         $  71               $ 446       $ 383       $ 154       $  75           $ 106
                                    =====               =====       =====       =====       =====           =====

Fixed charges:
    Interest expensed and
      capitalized..........            19                  49          53         101          92              45
    Estimate of interest
      within rental
      expense..............             3                   9           9          13          12               6
                                    -----               -----       -----       -----       -----           -----
        Fixed charges......         $  22               $  58       $  62       $ 114       $ 104           $  51
                                    =====               =====       =====       =====       =====           =====

Ratio of Earnings to Fixed
  Charges(3)...............          3.23                7.69        6.18        1.35        0.72            2.08
                                    =====               =====       =====       =====       =====           =====

-------

(1) We have not calculated the ratio of earnings to fixed charges for the periods before September 1, 1997. Historical computation of earnings to fixed charges is not considered meaningful before that date because we were not an independent company and Monsanto Company did not allocate debt to us.

(2) Includes restructuring and other items of $58 million for the year ended December 31, 2001, $107 million for the year ended December 31, 2000, $61 million for the year ended December 31, 1999, and $72 million for the four months ended December 31, 1997.

(3) Earnings for the year ended December 31, 2001, would have to be $29 million higher in order to achieve a one-to-one ratio.

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